Ocean Energy, Inc.
( A Development Stage Company)

STATEMENT OF CASH FLOWS

Inception
28-Nov-07
through
April 30,
2008
Operating Activities:
Net income (loss)	$ (21,500)
Significant Non-Cash Transactions
Stock issued for founders services	9,000

Net cash provided by (used in) operating activities	(12,500)

Investing Activities:

Cash (used) in investing activities	-

Financing Activities:
Proceeds from the sale of Stock	32,000

Net cash provided by (used in) financing activities	32,000

Net increase (decrease) in cash and cash equivalents	19,500

Cash and cash equivalents at beginning of the period	-

Cash and cash equivalents at end of the period	$ 19,500

Supplemental Information:
Interest	$ -
Taxes	$ -

The accompanying notes are an integral part of these statements

Ocean Energy, Inc.
( A Development Stage Company)

BALANCE SHEET

April 30, 2008

ASSETS

Current Assets
Cash	$ 19,500

Total Assets	$ 19,500

LIABILITIES AND STOCKHOLDERS' EQUITY (Deficit)

Current liabilities
Accounts payable	$ -

Total Liabilities	-

Stockholders' Equity (Deficit)

Common Stock, authorized 75,000,000
shares, $0.001 par value,
12,200,000 shares issued and Outstanding	$ 12,200
Add'l Paid in Capital	$ 28,800

Deficit Accumulated During
Development Stage	(21,500)

Total Stockholders' Equity (Deficit)	7,300

Total liabilities and stockholders' equity (Deficit)	$ 7,300

The accompanying notes are an integral part of these statements

Ocean Energy, Inc.
( A Development Stage Company)

STATEMENT OF OPERATIONS

Inception
28-Nov-07
through
April 30,
2008

Revenue:
Revenue	$ -

Total Revenue	-

Expenses:
General and Administrative	9,000
Consulting, Legal and Accounting	12,500

Total expenses	21,500

Loss before income taxes	21,500

Provision for income taxes	-

Net loss	$ 21,500

Basic and Diluted Earnings (Loss) per Share	$ 0.001

Weighted Average Number of Common Shares	11,662,108

The accompanying notes are an integral part of these statements

Ocean Energy, Inc.
( A Development Stage Company)

STATEMENT OF STOCKHOLDERS' EQUITY
(From November 28, 2007 (Inception) through April 30, 2008)

			Additional
	Common Stock		Paid in	Accumulated	Total
	Shares	Amount	Capital	Deficit	Equity

Common Shares issued to Founders at $0.001 per Share on Jan 15th, 2008	9,000,000	$ 9,000	$ -	$ -	$9,000
Common Stock issued for cash at $0.01 per share in 15th of April, 2008	3,200,000	3,200	28,800		32,000

Net (Loss) for period				(21,500)	(21,500)

Balance, April 30, 2008	12,200,000	$ 12,200	$ 28,800	$ (21,500)	$19,500

The accompanying notes are an integral part of these statements